Exhibit 10.5
THE WALT DISNEY COMPANY
Non-Qualified Stock Option Award Agreement
This AWARD AGREEMENT (the “Agreement”) is between you, [Participant Name], and The Walt Disney Company (“Disney”), in connection with the Non-Qualified Stock Option Award (the “Option”) granted to you on [Grant Date] (the “Date of Grant”), by the Compensation Committee of the Board of Directors of Disney pursuant to the terms of the Amended and Restated 2011 Stock Incentive Plan, as amended (the “Plan”), the applicable terms and conditions of which are incorporated herein by reference and made a part of this Agreement. All capitalized terms not defined herein shall have the meanings set forth in the Plan.
Section 1. Option Award. This Option gives you the opportunity to purchase [####] shares of Common Stock of The Walt Disney Company at an exercise price of $[Option Price] per share. The exercise price is the average of the highest and the lowest market prices for the Common Stock on the above Date of Grant as determined pursuant to the Plan.
Section 2. Vesting and Exercisability. This Option may not be exercised before [First Vest Date]. On or after that date, subject to your continued employment by Disney or an affiliated company (as described further below) and to the other provisions of the Plan, you may exercise the Option with respect to the number of shares set forth opposite the first date below. As the subsequent dates set forth below occur, you may exercise as to the number of shares set forth opposite those dates:
[Vest Date 1]; [Exercise Qty 1] Shares
[Vest Date 2]; [Exercise Qty 2] Shares
[Vest Date 3]; [Exercise Qty 3] Shares
Section 3. Expiration of the Option. Provided your employment continues, the term of this Option is ten years from the Date of Grant and, therefore, expires on [insert tenth anniversary of grant date]. If your employment should cease prior to the date on which your grant expires, your right to vest and exercise under the Option will be subject to early termination as provided in Sections 6.5, 12 and 13.2 of the Plan except as otherwise expressly provided herein. Except under certain circumstances specified in such Sections, you will generally have the right of continued vesting and exercisability for three (3) months following the date of termination of your employment (such period as it may hereinafter be extended in certain circumstances as provided below being the “Extended Vesting and Exercisability Period”), and any shares that vest during the Extended Vesting and Exercisability Period will be exercisable during such period (or, under certain circumstances, for such longer period as may be provided by the Plan).
Section 4. Exercise.
(a) You may exercise this Option as to all or part of the number of shares covered by the Option which are then vested by paying the aggregate exercise price and applicable withholding taxes on the gross gain. You will be provided with additional information at the time of exercise about the methods available for exercising your Option and paying your withholding taxes, in accordance with the methods of exercising options permitted under Section 6.6 of the Plan. You are urged to seek advice from your tax accountant or attorney when making decisions regarding the exercise of this Option. This Option may not be transferred or assigned.
(b) Notwithstanding any other term or provision hereof, you agree by acceptance of this Option that, except for certain shares (the “Tax-Available Shares”) that may be sold to pay taxes up to the Maximum Tax Liability (as defined below) upon an exercise of a portion of, or all of, this Option, you will hold, for not less than twelve (12) months from the date of exercise of this Option, shares representing no less than [seventy-five percent (75%)/one hundred percent (100%)] of the shares acquired by you (other than Tax-Available Shares) upon such exercise; provided, however, that the foregoing obligation to hold such shares (and any similar obligation in any non-qualified stock option award previously granted to you) shall not be applicable at any time when you are already holding shares of Common Stock of Disney (including any outstanding restricted stock units (with or without performance-based vesting conditions) awarded to you with a value equal to at least [multiplier] times your base salary as in effect at such time (the “Disney Stock Ownership Requirement”). For purposes hereof the term “Maximum Tax Liability” shall mean the amount calculated by multiplying total income recognized, as reported by Disney for Federal income tax purposes, upon an exercise of this Option, by a percentage determined as follows:

FR + SR (100-FR) + MR where:
FR = the highest Federal income tax rate in effect at time of exercise of the Option;
SR = the highest state income tax rate, if any, in effect at the time of exercise of the Option in the state where your principle Disney office is located; and
MR = the Medicare tax rate in effect at time of exercise of the Option.
The number of whole shares acquired upon any exercise of the Options that may be sold to discharge the Maximum Tax Liability shall be determined by dividing the Maximum Tax Liability by the Fair Market Value (as defined in Section 2 of the Plan) of one share of Disney common stock on the date of exercise of the Option and disregarding any fractional amount resulting from such calculation.
(c) For the purposes hereof, your commitment to hold the percentage of shares referred to above for not less than twelve (12) months unless you are already in compliance with the Disney Stock Ownership Requirement shall constitute an undertaking by you not to sell, transfer, pledge, encumber, assign or otherwise dispose of, except for certain transfers to “family members” and certain others permitted with the prior approval of the Committee pursuant to Section 6.7 of the Plan, any of such shares during such period.
(d) If you are employed pursuant to an employment agreement with Disney, any provisions thereof relating to the effect of a termination of your employment upon your rights with respect to this Option, including, without limitation, any provision regarding acceleration of this Option, shall be fully applicable and shall supersede the provisions hereof relating to the same subject matter, but in no event shall the restriction on sale of shares acquired upon the exercise of this Option referred herein apply after any termination of your employment with Disney.
(e) Notwithstanding the foregoing, and unless otherwise determined by the Committee, at the close of business on the expiration date of this Option (or, if such date is not a trading day, the immediately preceding trading day), any vested and unexercised portion of this Option that is then in-the-money shall be automatically exercised (the “Automatic Exercise”) without any action required by you.
Any Automatic Exercise shall be effected through a “net exercise” method in accordance with the Plan, pursuant to which the number of shares issuable upon exercise shall be equal to the excess of (i) the number of shares otherwise issuable upon exercise over (ii) the number of shares having a Fair Market Value equal to the aggregate exercise price and any applicable withholding obligations. To the extent applicable, any remaining withholding obligations shall be satisfied through the sale of Tax-Available Shares as provided in Section 4(b). Shares acquired upon an Automatic Exercise (other than Tax-Available Shares) shall remain subject to the holding requirements set forth in Section 4(b).

Notwithstanding the foregoing, the Company may decline to effect an Automatic Exercise if it determines that such exercise would not be permitted under applicable law, would violate the terms of the Plan or would not be administratively practicable. The Company shall have no liability for any failure to effect an Automatic Exercise.
Section 5. Extended Vesting and Exercisability.
(a) In the event that your employment with Disney or an Affiliate thereof terminates for any reason other than death, Disability, or “cause” (as further provided in the Plan) at a time when (i) you have attained the age of sixty (60) and have completed at least ten (10) consecutive Service Years (as hereinafter defined) and (ii) at least one year has passed since the Date of Grant of this Option (a “Sixty, Ten and One Termination”), then notwithstanding any other term or provision hereof, the Extended Vesting and Exercisability Period shall continue until the earlier of five years from the date of termination of your employment or the expiration date of this Option as provided above. For purposes of this Agreement, “Service Year” shall mean any 12-month period during which you were continuously employed by Disney or an Affiliate thereof. In determining the total number of consecutive Service Years that you have been so employed, Disney shall apply such rules regarding the bridging of service as the Committee may adopt from time to time.
(b) In the event that your employment with Disney or an Affiliate thereof terminates for any reason other than death, Disability, “cause” (as provided in Section 12 of the Plan) or a Sixty, Ten and One Termination, at a time when (i) you have attained the age of fifty-five (55) and (ii) have completed at least three (3) consecutive Service Years, and notwithstanding any other term or provision hereof, you may continue to exercise any portion of your Options that shall have become vested (including during the three month period after your date of termination included in Extended Vesting and Exercisability Period) until the earlier of eighteen (18) months from the date of termination of your active employment or the expiration date of this Option (the “Additional Exercisability Period”).
(c) Notwithstanding any other term or provision hereof, if at the time of termination of employment (other than upon the scheduled expiration date of an employment agreement) you are employed pursuant to an employment agreement with Disney or an Affiliate which provides under certain circumstances for the continued vesting and/or exercisability of this Option in the event of the termination of such employment agreement prior to its scheduled expiration date (a “Contractual Extension Provision”), then, except as otherwise expressly provided in such employment agreement, (i) this Section 5 shall be interpreted and applied in all respects as if you had remained continuously employed by Disney or an Affiliate thereof from the Date of Grant of this Option through the scheduled expiration date of such employment agreement and (ii) the date of termination of your employment for all purposes under this Section 5 shall be deemed to be the scheduled expiration date of such employment agreement.
(d) Notwithstanding any other term or provision hereof, if at the time of your termination of employment (i) you are a “Covered Executive” under the Disney Executive Severance Pay Plan (the “Disney Executive Severance Plan”), (ii) Disney determines that your termination of employment is a “Qualifying Event”, as defined in the Disney Executive Severance Plan, (iii) your termination is not a Sixty, Ten and One Termination and (iv) you satisfy the conditions, including the release requirement, set forth in Section 4(e) of the Executive Severance Plan, then upon such termination of employment, the portion of the tranche of this Option that is scheduled to vest on the next regularly scheduled vesting date following the date of termination of your employment, if any, shall remain outstanding and vest on such vesting date, pro-rated based on the number of days you were employed during the applicable vesting period for such tranche (i.e., the period beginning on the most recent vesting date or, with respect to the first tranche, the Date of Grant, and ending on such next scheduled vesting date). Any resulting fractional share shall be rounded down to the nearest whole share. Any portion of such tranche not eligible to vest pursuant to the foregoing, together with all subsequent tranches, shall be forfeited as of the date of termination of your employment.
You may continue to exercise any portion of your Options that have become vested (including following your termination of employment pursuant to this Section 5(d)) until the earlier of (x) the date that is (A) three (3) months, or (B) if you have attained age fifty-five (55) and completed at least (3) consecutive Service Years as of the date of your termination of employment, eighteen (18) months, in each case following the latest date on which any Option you hold pursuant to any Award Agreement under the Plan becomes vested (determined by reference to the latest vesting date among all such Options held by you at the time of your termination), and (y) the expiration date of this Option.
For avoidance of doubt, (i) the vesting and exercisability provisions set forth in this Section 5(d) are in lieu of the Extended Vesting and Exercisability Period and Additional Exercisability Period, and (ii) if you experience a Sixty, Ten and One termination, the provisions of Section 5(a) shall apply with respect to this Option.
(e) In the event of your death following your termination of employment, notwithstanding the other provisions of this Section 5, all remaining unvested Tranches of this Option shall vest immediately upon such event and thereafter all remaining unexercised Tranches (or portions thereof) of this Option shall be exercisable until the earlier of the expiration of eighteen (18) months from date of death or the expiration date of this Option.
Section 6. Clawback. Notwithstanding any other provision of this Agreement to the contrary, this Award and any compensation, shares or other amounts payable, provided or received in respect thereof, shall be subject to (i) the Walt Disney Company Clawback Policy, as in effect from time to time, (ii) the forfeiture provisions of the Plan and (iii) any other clawback, recoupment, forfeiture or similar policy adopted by Disney or required by applicable law, regulation or stock exchange listing standards. By accepting this Award, you acknowledge and agree that you are bound by, and subject to, the terms of such policies (as they may be in effect or amended from time to time) and that you will promptly take any action necessary to effectuate any required recovery, forfeiture or repayment.
Section 7. Non-Solicitation. In consideration of the grant of this Option and in accordance with Section 12.1 of the Plan, during your employment with Disney and, subject to the provisions of applicable law, during the one-year period following any termination of your employment, you shall not, directly or indirectly solicit for employment any employee of Disney or any of its Affiliates, whose duties and capabilities you know by reason of your employment with Disney (other than your personal assistant). In the event Disney determines that you have breached such foregoing covenant, the Options subject to this Agreement that are unvested as of the date of such breach shall immediately and automatically be forfeited for no consideration and your rights with respect thereto shall cease.
Section 8. Governing Law and Venue. This Agreement shall be construed and enforced in accordance with the internal substantive laws of the State of Delaware, U.S.A., without giving effect to the choice of law principles thereof. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Option and this Agreement, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the State of California, U.S.A. and agree that such litigation shall be conducted only in the courts of Los Angeles County, California, U.S.A., or the federal courts for the United States for the Central District of California, and no other courts, where this grant is made and/or to be performed.
Section 9. Electronic Delivery and Participation. Disney may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by Disney or a third party designated by Disney.
Section 10. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
Section 11. Imposition of Other Requirements. Disney reserves the right to impose other requirements on the Stock Option, to the extent Disney determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
Section 12. Data Privacy.
(a) Purposes of Processing. Disney (including its Affiliates, third party administrators, and other recipients) processes Data (as defined below) for purposes that include administering and managing your participation in the Plan and facilitating compliance with applicable tax, exchange control, securities and labor law.
(b) Data Collection and Usage. Disney processes information about you that includes the following for purposes of this Agreement: your name, home address, telephone number, email address, date of birth, social security number (or similar national identifier), salary, nationality, job title, any shares or directorships held in Disney, details of all Awards granted under the Plan or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”).
(c) Stock Plan Administration Service Providers. Disney transfers Data to Merrill Lynch, Pierce, Fenner & Smith Incorporated and certain of its affiliates (“Merrill”), which is assisting Disney with the implementation, administration and management of the Plan. Disney may select a different service provider or additional service providers and share Data with such other provider(s) serving in a similar manner. You may be asked to agree on separate terms and data processing practices with Merrill or such other provider(s), with such agreement being a condition to the ability to participate in the Plan.
(d) International Data Transfers. You understand and acknowledge that any processing by Disney and/or Merrill under this Agreement may involve a transfer of Data from your home jurisdiction to the U.S.
(e) Data Subject Rights. You may have a number of rights under the data privacy laws in your jurisdiction. Depending on where you are based, such rights may include the right to (i) request access to or copies of Data Disney processes, (ii) rectify incorrect Data, (iii) delete Data, (iv) restrict the processing of Data, (v) restrict the portability of Data, (vi) lodge complaints with competent authorities in your jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. For information regarding these rights or to exercise these rights, you should refer to the US Employee Privacy Notice.
(f) Contractual Requirement. Where necessary, your provision of Data and its processing as described above is a contractual requirement for you to participate in the Plan. Your participation in the Plan and your acceptance of the Option is purely voluntary. You can refuse to provide Data, as a result of which you will not be able to participate in the Plan, but your employment and salary will not be affected in any way.
Section 13. Waiver. You acknowledge that a waiver by Disney of breach of any provision of this Stock Option Agreement shall not operate or be construed as a waiver of any other provision of this Stock Option Agreement, or of any subsequent breach by you or any other Participant.

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Note: Non-Qualified Stock Options are granted and vested in the United States. You are responsible for any applicable taxes whether you are in the United States or any other country. At the time of exercise, Disney will withhold any minimum statutory local or U.S. taxes, as applicable.